Exhibit 99.1

Medidata Solutions Reports Second Quarter 2012 Results

  Announces $100+ million contract for Medidata clinical cloud
  Reports record quarterly revenues of $53.5 million
  Adds record number of new customers
  Raises full year revenue guidance to between $217 and $219 million

NEW YORK--(BUSINESS WIRE)--July 31, 2012--Medidata Solutions (NASDAQ: MDSO), a leading global provider of cloud-based drug development solutions that optimize the efficiency of clinical development, today announced its financial results for the second quarter of 2012, and provided detailed financial guidance for the third quarter and full year 2012.

The company also announced a significant contract with a division of a top ten pharmaceutical company, an existing customer, which selected Medidata’s clinical cloud for its global clinical technology needs. The largest contract in Medidata’s history, the contract is worth in excess of $100 million over five years inclusive of a multi-year adoption ramp and assuming certain options are exercised. This milestone transaction provides Medidata’s customer with access to its entire platform, enabling operational innovation in clinical development across all business processes and roles.

“Medidata’s stellar second quarter results clearly demonstrate the value of our cloud-based platform, evidenced by significant customer growth and a landmark nine-figure contract. Our execution is reshaping the competitive landscape and in the process building sustainable competitive advantage for Medidata,” said Tarek Sherif, Medidata's chief executive officer. “We are in the early stages of an adoption cycle for cloud-based solutions and will continue to invest in our mission to become the technology backbone of the clinical development process. Our business model, platform interoperability and customer responsiveness underpin our business goals of enabling life science companies to bring their drugs to market with shorter timelines, lower cost and less risk, while supporting our ability to innovate and build value. We are transforming clinical development operations and ultimately creating competitive advantage for our customers.”

Second Quarter Highlights

  Record revenues for the quarter of $53.5 million, which exceeded the high end of guidance, reflect record professional services billings, strong cross sales and increasing customer acceptance of Medidata’s clinical cloud platform. Revenues for the quarter increased 6% sequentially.
  Application services revenue increased 8% sequentially, reflecting market share gains and growth in adoption of Rave and non-Rave products across our installed base of customers. Remaining year backlog was $80 million, an increase of 28% versus the comparable period in 2011.
  For the quarter, non-Rave revenue increased 100% year over year and 34% sequentially. For the first half of 2012 non-Rave revenues grew 87% year over year.
  A record 33 new customers were added in the quarter, bringing the total number of customers to 316, up 36% year over year. Medidata added over 100 new customers in the past 12 months, while continuing its high customer retention and revenue retention rates of approximately 99% for the quarter.
  Both new and existing customers increasingly looked to use applications across Medidata’s platform, with a record 30% of all new customers contracting for multiple solutions.
  A study conducted by the Center for the Study of Drug Development at Tufts University School of Medicine and sponsored by Medidata found that up to 24% of medical procedures conducted in clinical trials may be unnecessary at a cost of $3–5 billion annually. The research, which will appear in an upcoming issue of Nature Medicine, a premier journal for biomedical research, relied on Medidata’s study and protocol design solution to collect and analyze data from 15 participating pharmaceutical companies. Medidata’s solution, which provides visibility into cost and other metrics associated with a study’s design, is used by customers like GlaxoSmithKline to develop efficient study protocols, reduce trial complexity and streamline clinical trials.
  Medidata had multiple product releases including: broadened capabilities for capturing safety events; a new clinical analytics tool for site quality management; new built-in integrations between Medidata CTMS™ and Medidata Rave®; a new tool to assist drug companies in handling physician-initiated studies; and expanded capabilities in randomization and trial supply management.
  Raises full year revenue guidance and provides third quarter guidance.

Mr. Sherif continued, “Sales were strong across the board this quarter, providing solid backlog as we enter the second half of the year. This, combined with our large pipeline of opportunities, is driving our accelerating momentum despite current macroeconomic headwinds, positioning us well for the remainder of 2012.”

Financial Highlights

Revenues for the second quarter of 2012 were a record $53.5 million, compared with $50.2 million in the second quarter of 2011. Year to date, revenues increased 19% over the comparable period, excluding the one-time $3.5 million acceleration of revenue in the second quarter of 2011. Application services revenues for the second quarter of 2012 increased approximately $2.5 million year over year or 8% sequentially to $41.5 million.

Gross margins in the second quarter of 2012 of 71% were flat versus a year ago, adjusted for the one-time acceleration of revenue.

Second quarter 2012 operating and net income figures reflect increased investments in R&D and sales and marketing. Second quarter 2012 net income figures also reflect increased income taxes resulting from a higher effective tax rate. Second quarter 2011 operating income and net income figures include the one-time acceleration of revenue.

GAAP operating income for the second quarter of 2012 was $5.7 million, compared with $10.7 million a year ago. Non-GAAP operating income* for the quarter was $11.0 million, compared with $15.0 million a year ago.

GAAP net income for the second quarter of 2012 was $3.6 million, or $0.14 per diluted share, compared with $10.0 million, or $0.40 per diluted share, in the second quarter of 2011. Non-GAAP net income* for the second quarter of 2012 was $7.3 million, or $0.29 per diluted share, compared with $12.6 million, or $0.51 per diluted share, in the second quarter of 2011. Adjusted non-GAAP net income* for the second quarter of 2012 was $5.8 million, or $0.23 per diluted share, compared with $12.6 million, or $0.51 per diluted share, in the second quarter of 2011.

Total cash, cash equivalents and marketable securities were $113.9 million at the end of the second quarter, an increase of $6.2 million from the fourth quarter 2011. Year to date, the company generated cash flow from operations of $8.2 million.

Financial Outlook

For the full year 2012, the company expects revenues to be between $217 and $219 million, compared with prior guidance of $213 and $217 million. Professional services revenues are expected to be in the high $40.0 million range. Non-GAAP operating income is now expected to be between $52.0 and $54.5 million, compared with prior guidance of between $51.5 and $54.5 million. Based on current estimates, this would equate to GAAP operating income between $32.5 and $35.0 million. Non-GAAP net income is now expected to be between $33.0 and $35.5 million, compared with prior guidance of between $32.5 and $35.5 million. Based on current estimates, this would equate to GAAP net income between $20.0 and $22.5 million. The company now expects adjusted non-GAAP net income, which includes tax impact, primarily from stock-based compensation and amortization at a 40% effective tax rate, to be between $27.5 and $30.0 million, compared with prior guidance of between $27.0 and $30.0 million.

Remaining application services backlog as of June 30, 2012 increased to $80 million, an increase of 28% over the comparable period a year ago. This compares with a 4% increase in remaining application services backlog as of June 30, 2011 over the comparable prior period. The difference between the application services backlog and the balance of revenue guidance for the remainder of the year includes professional services revenue guidance and expected additional business from new and existing customers.

For the third quarter of 2012, the company expects revenues to be between $55.5 and $56.5 million. The company expects non-GAAP operating income to be between $14.0 and $15.0 million. Based on current estimates this would equate to GAAP operating income of between $9.0 and $10.0 million. Non-GAAP net income is expected to be between $8.5 and $9.5 million. Based on current estimates, this would equate to GAAP net income of between $5.0 and $6.0 million. The company expects adjusted non-GAAP net income, which includes tax impact, primarily on stock-based compensation and amortization at a 40% effective tax rate, to be between $7.5 and $8.5 million.

While changes in the stock price could change the fully diluted share count, the company is assuming 25.7 and 25.4 million fully diluted shares in the third quarter and full year, respectively.

“The Medidata team continued its outstanding execution this quarter with our record-setting results serving as the latest proof points,” said Cory Douglas, Medidata’s chief financial officer. “We expect to continue to drive revenue growth through strategic investments in innovation and in our global sales organization while maintaining our historic focus on strong margins and cash generation. Reflecting the increased momentum we see in our business, we are pleased to once again raise our full year revenue outlook."

Conference Call

The company plans to host its investor conference call today at 8:00 a.m. Eastern. The investor conference call will be available via live webcast on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. To participate by telephone, domestic participants may dial 877-303-2528 and international participants may dial 847-829-0023. Those interested in participating in the conference call should dial in at least 10 minutes prior to the call to register. Participants can also join the call via a simultaneous live audio webcast, which will be made available on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. A replay of the conference call can be accessed until Tuesday, August 14, 2012 by dialing 800-585-8367 domestically or 404-537-3406 internationally, with the passcode 97331788. An archive of the call will also be hosted on the “Investor” section of Medidata’s web site, http://investor.mdsol.com, for a limited period of time.

About Medidata Solutions Worldwide

Medidata Solutions is a leading global provider of cloud-based clinical development solutions that enhance the efficiency of customers’ clinical trials. Medidata’s advanced solutions lower the total cost of clinical development by optimizing clinical trials from concept to conclusion: from study and protocol design, trial planning and budgeting, site negotiation, clinical portal, trial management, randomization and trial supply management, clinical data capture and management, safety events capture, medical coding to business analytics. Our diverse life science customer base spans biopharmaceutical companies, medical device and diagnostic companies, academic and government institutions, CROs and other research organizations, and includes more than 20 of the top 25 global pharmaceutical companies as well as organizations of all sizes developing life-enhancing medical treatments and diagnostics.

Cautionary Statement

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Medidata Solutions, Inc. (“Medidata”), including but not limited to statements about Medidata’s forecast of financial performance, products and services, business model, strategy and growth opportunities, and competitive position. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, risks associated with possible fluctuations in our financial and operating results; errors, interruptions or delays in our service or our Web hosting; the financial impact of any future acquisitions; our ability to continue to release, and gain customer acceptance of, new and improved versions of our products; changes in our sales and implementation cycles; competition; our ability to retain and expand our customer base or increase new business from those customers; our ability to hire, retain and motivate our employees and manage our growth; regulatory developments; litigation; and general developments in the economy. For additional disclosure regarding these and other risks faced by the company, see disclosures contained in Medidata's public filings with the Securities and Exchange Commission including, the “Risk Factors” section of Medidata’s Annual Report on Form 10-K for the year ended December 31, 2011. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Medidata undertakes no obligation to update such statements as a result of new information.

*Non-GAAP Financial Information

Medidata provides Non-GAAP operating income, net income and net income per share applicable to common stockholders data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. Non-GAAP operating income excludes the impact of depreciation, amortization of intangible assets associated with acquisitions, stock-based compensation expense, and adjustment to the fair value of contingent consideration. Non-GAAP net income excludes the impact of amortization of intangible assets associated with acquisitions, stock-based compensation expense, and adjustment to the fair value of contingent consideration. Adjusted non-GAAP net income excludes the impact of tax affected amortization of intangible assets associated with acquisitions, stock-based compensation expense and adjustment to the fair value of contingent consideration. Management uses these Non-GAAP measures to evaluate its financial results, develop budgets, manage expenditures, and as an important factor in determining variable compensation. In addition, investors frequently have requested information from management regarding depreciation and amortization and non-cash, share-based compensation charges and management believes, based on discussions with investors, that these Non-GAAP measures enhance investor’s ability to assess Medidata’s historical and project future financial performance. While management believes these Non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of Non-GAAP financial measures. One limitation of Non-GAAP operating income is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Medidata compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the Non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these Non-GAAP financial measures to the comparable GAAP results, which are attached to this press release.

MEDIDATA SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues
Application services	$41,541	$39,027	$79,937	$72,432
Professional services	11,972	11,175	23,935	18,527
Total revenues	53,513	50,202	103,872	90,959

Cost of revenues(1)(2)
Application services	8,213	7,050	15,697	14,192
Professional services	7,562	6,306	14,693	12,252
Total cost of revenues	15,775	13,356	30,390	26,444

Gross profit	37,738	36,846	73,482	64,515

Operating costs and expenses:
Research and development(1)	10,628	7,043	20,583	14,205
Sales and marketing(1)(2)	12,263	9,784	22,646	17,731
General and administrative(1)	9,159	9,296	18,449	18,382

Total operating costs and expenses	32,050	26,123	61,678	50,318

Operating income	5,688	10,723	11,804	14,197

Interest and other income (expense):
Interest expense	(28)	(31)	(49)	(67)
Interest income	60	75	131	163
Other expense, net	(10)	(30)	(10)	(2)

Total interest and other income, net	22	14	72	94

Income before income taxes	5,710	10,737	11,876	14,291

Provision for income taxes	2,106	740	4,502	1,108

Net income	$3,604	$9,997	$7,374	$13,183

Earnings per share:
Basic	$0.15	$0.42	$0.30	$0.56
Diluted	$0.14	$0.40	$0.29	$0.53

Weighted average common shares outstanding:
Basic	24,406	23,571	24,212	23,491
Diluted	25,277	24,790	25,082	24,798

(1) Stock-based compensation expense included in cost of revenues and operating costs and expenses is as follows:

Cost of revenues	$514	$325	$809	$561
Research and development	307	177	498	297
Sales and marketing	803	496	1,367	911
General and administrative	1,534	1,298	2,638	2,267
Total stock-based compensation	$3,158	$2,296	$5,312	$4,036

(2) Amortization expense of intangible assets included in cost of revenues and operating costs and expenses is as follows:

Cost of revenues	$319	$215	$637	$452
Sales and marketing	129	124	258	248
Total amortization of intangible assets	$448	$339	$895	$700

MEDIDATA SOLUTIONS, INC.

Reconciliation of GAAP Operating Income and GAAP Net Income to

Non-GAAP Operating Income, Non-GAAP Net Income, and Adjusted Non-GAAP Net Income

(unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Operating income:
GAAP operating income	$5,688	$10,723	$11,804	$14,197
GAAP operating margins	10.7%	21.4%	11.4%	15.6%

Stock-based compensation	3,158	2,296	5,312	4,036
Depreciation and amortization	2,034	1,940	4,028	3,962
Contingent consideration adjustment(1)	80	-	160	-

Non-GAAP operating income	$10,960	$14,959	$21,304	$22,195
Non-GAAP operating margins	20.5%	29.8%	20.5%	24.4%

Net income:
GAAP net income	$3,604	$9,997	$7,374	$13,183

Stock-based compensation	3,158	2,296	5,312	4,036
Amortization	448	339	895	700
Contingent consideration adjustment(1)	80	-	160	-

Non-GAAP net income	7,290	12,632	13,741	17,919

Tax impact on add-back items(2)	(1,475)	-	(2,547)	-

Adjusted non-GAAP net income	$5,815	$12,632	$11,194	$17,919

GAAP basic earnings per share	$0.15	$0.42	$0.30	$0.56
GAAP diluted earnings per share	$0.14	$0.40	$0.29	$0.53

Non-GAAP basic earnings per share	$0.30	$0.54	$0.57	$0.76
Non-GAAP diluted earnings per share	$0.29	$0.51	$0.55	$0.72

Adjusted non-GAAP basic earnings per share	$0.24	$0.54	$0.46	$0.76
Adjusted non-GAAP diluted earnings per share	$0.23	$0.51	$0.45	$0.72

(1) Amount represents the effect of changes in fair value of contingent consideration liability.
(2) Tax impact calculated using a 40% tax rate.

The table above presents a reconciliation of GAAP to non-GAAP operating income, net income and net income per share applicable to common stockholders for the three and six months ended June 30, 2012 and 2011. Non-GAAP operating income excludes the impact of depreciation, amortization of intangible assets associated with acquisitions, stock-based compensation expense, and adjustment to the fair value of contingent consideration. Non-GAAP net income excludes the impact of amortization of intangible assets associated with acquisitions, stock-based compensation expense, and adjustment to the fair value of contingent consideration. Adjusted non-GAAP net income excludes the impact of tax affected amortization of intangible assets associated with acquisitions, stock-based compensation expense, and adjustment to the fair value of contingent consideration.

MEDIDATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(Amounts in thousands, except per share data)

	June 30, 2012	December 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$58,723	$45,214
Marketable securities	55,177	62,463
Accounts receivable, net of allowance for doubtful accounts of $928 and $882, respectively	36,067	22,970
Prepaid commission expense	2,013	1,743
Prepaid expenses and other current assets	7,664	4,380
Deferred income taxes	7,563	10,896

Total current assets	167,207	147,666

Restricted cash	388	388
Furniture, fixtures and equipment, net	9,183	9,825
Goodwill	15,214	15,164
Intangible assets, net	2,552	3,425
Deferred income taxes- long-term	11,582	11,581
Other assets	2,569	1,786
Total assets	$208,695	$189,835

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,324	$3,861
Accrued payroll and other compensation	9,146	9,854
Accrued expenses and other	5,346	5,886
Deferred revenue	58,723	51,225
Capital lease obligations	63	114

Total current liabilities	75,602	70,940

Noncurrent liabilities:
Deferred revenue, less current portion	11,385	12,037
Deferred tax liabilities	622	629
Capital lease obligations, less current portion	128	136
Other long-term liabilities	1,911	1,976

Total noncurrent liabilities	14,046	14,778

Total liabilities	89,648	85,718

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $0.01 per share; 5,000 shares authorized, none issued
and outstanding	-	-
Common stock, par value $0.01 per share; 100,000 shares authorized, 26,000 and 25,053
shares issued; 25,667 and 24,888 shares outstanding, respectively	260	250
Additional paid-in capital	148,171	137,556
Treasury stock, 333 and 165 shares, respectively	(5,314)	(2,186)
Accumulated other comprehensive loss	(303)	(362)
Accumulated deficit	(23,767)	(31,141)

Total stockholders’ equity	119,047	104,117

Total liabilities and stockholders' equity	$208,695	$189,835

MEDIDATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)
	Six Months Ended June 30,
	2012	2011

Cash flows from operating activities:
Net income	$7,374	$13,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,028	3,962
Stock-based compensation	5,312	4,036
Amortization of discounts or premiums on marketable securities	601	583
Excess tax benefit associated with equity awards	(677)	-
Deferred income taxes	3,328	(128)
Amortization of debt issuance costs	30	30
Contingent consideration adjustment	160	-
Changes in operating assets and liabilities:
Accounts receivable	(10,667)	6,428
Prepaid commission expense	(245)	455
Prepaid expenses and other current assets	(2,670)	257
Other assets	(1,406)	(508)
Accounts payable	(1,238)	(1,319)
Accrued payroll and other compensation	(708)	(4,327)
Accrued expenses and other	656	1,268
Deferred revenue	4,570	(12,326)
Other long-term liabilities	(225)	(43)

Net cash provided by operating activities	8,223	11,551

Cash flows from investing activities:
Purchases of furniture, fixtures and equipment	(3,245)	(1,878)
Purchases of available-for-sale marketable securities	(36,323)	(70,273)
Proceeds from sale of available-for-sale marketable securities	43,007	66,723
Decrease in restricted cash	-	144

Net cash provided by (used in) investing activities	3,439	(5,284)

Cash flows from financing activities:
Proceeds from exercise of stock options	4,636	1,576
Excess tax benefit associated with equity awards	677	-
Payment of acquisition-related earn-out	(251)	-
Acquisition of treasury stock	(3,128)	(1,624)
Repayment of obligations under capital leases	(85)	(471)

Net cash provided by (used in) financing activities	1,849	(519)

Net increase in cash and cash equivalents	13,511	5,748

Effect of exchange rate changes on cash and cash equivalents	(2)	10

Cash and cash equivalents — Beginning of period	45,214	16,025

Cash and cash equivalents — End of period	$58,723	$21,783

CONTACT:
Investor Contact:
Medidata Solutions
Hulus Alpay, 212-419-1025
halpay@mdsol.com
or
Media Contact:
Lois Paul and Partners
Brittany Cusick, 617-986-5833
brittany_cusick@lpp.com